Exhibit 99

THE BOYDS COLLECTION REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS

Gettysburg, Pennsylvania, April 30, 2004  — The Boyds Collection, Ltd. (NYSE:FOB) today announced its financial results for the first quarter of 2004 ended March 31, 2004.

For the three months ended March 31, 2004, net sales were $26.3 million, compared to $35.1 million in the first quarter of 2003. Wholesale net sales in the first quarter were $24.2 million, a decrease of 26%, or $8.7 million, from $32.9 million in the first quarter of 2003, reflecting continued negative trends that the Company experienced during 2003.  Sales of the Company’s fashion families (dressed plush) were particularly impacted by the lack of traffic in collector stores and the slower acquisition of new collectors.  Retail net sales were $2.1 million in the first quarter of 2004, compared to $2.2 million for the first quarter of 2003.  This decrease of 5%, or $0.1 million, can be attributed to a decline in customer traffic due the Company’s choice to move promotional events to months with higher traffic as well as to inclement weather during the period.

The Company reported net income of $2.8 million, or $0.05 per diluted share, for the first quarter of 2004 compared to net income of $8.0 million, or $0.13 per diluted share, in the comparable 2003 period. The first quarter of 2004 was negatively impacted by reduced sales, as well as increased operating costs associated with fully staffing the national sales force, a reduction in the benefit received from the reversal of bad debt expense, and by additional overhead costs associated with the further rollout of the Company’s Boyds Bear CountryTM retail concept.

Cash provided by operations in the three months of 2004 was approximately $5.4 million compared to $11.8 million in the year-ago period.  In the three months of 2004, the Company repaid approximately $3.5 million of debt and invested approximately $1.9 million of cash in property and equipment. In the three months of 2003, the Company repaid approximately $6.0 million of debt and invested approximately $0.5 million of cash in the building of Boyds Bear CountryTM -Gettysburg.

“While our performance in the first quarter continued to be impacted by weakness in our wholesale channel, we are pleased that our new products are being well received by our customers, and this should be evident in our results as the year progresses,” said Jan L. Murley, Chief Executive Officer.  “These new products are just a part of the revitalization underway at Boyds.  Our management has recently been joined by William Feast, as VP of Retail, and Catharine Clark, VP of Supply Chain and Operations, and together with our existing strong team, we are working to capitalize on the promising signs we are seeing with Boyds’ new, more giftable focus and position the Company to deliver increased sales and profitability. A key element of our efforts this year will be the celebration of the Company’s 25th anniversary, for which we will have a series of events and offer several related products, allowing us to leverage this important milestone for the benefit of Boyds’ loyal collectors and retailers.”

Wholesale Business – Bookings Trend Improve in the First Quarter

Ms. Murley said, “We are delighted to report that the booking trends in our wholesale business, which were trending at negative 25% throughout 2003, improved in the first quarter.  Currently, our bookings are at negative 3-5% compared to the same period in 2003, reflecting our initial progress in implementing new strategic initiatives across our wholesale business.  We expect that the increase in bookings will lead to increased sales in the second and third quarters of this year.

We believe that the efforts that have driven this improvement include our focus on giftability, such as our new Razz-beariesTM and Bears & FriendsTM lines, as well as the early success of our NASCAR licensed plush collection, which ships to stores in May.  We are also working to focus our sales efforts on higher-traffic channels, and have made progress to this end which we expect will bring higher visibility for our brand.”

Retail Business – Letter of Intent Signed for 3rd Boyds Bear Country™

“On the retail side, we are also taking steps to maximize the performance of Boyds Bear Country™ Gettysburg. In planning for 2004, we looked at sales trends last year and saw that the first quarter accounted for only 13% of annual sales at Boyds Bear Country™. Consequently, we focused on realigning our promotional events to months when the most visitors are in our store.  This effort impacted our sales in the first quarter of this year, but the events that we moved have been rescheduled at higher traffic periods when we expect them to yield greater results.  As we look ahead, work continues on our Pigeon Forge, Tennessee store, which is scheduled to open in December of this year. We are also very pleased to announce that we recently signed a letter of intent for our third Boyds Bear Country™ location, which will be in Myrtle Beach, South Carolina. Consistent with Boyds’ strategy of opening our humungous teddy bear stores in major tourist destinations, Myrtle Beach attracts over 11 million visitors annually to its beaches, golf courses, and other family fun activities.  It is a perfect location for Boyds,” Ms. Murley concluded.

The Boyds Collection, Ltd. is a leading designer and manufacturer unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, known for their high quality and affordable pricing.   The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania — www.boydsbearcountry.com — “the world’s most humungous teddy bear store.” Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998 and is traded on the NYSE under the symbol FOB.  Information about Boyds can be found at www.boydsstuff.com.

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

Webcast Information:

The Boyds Collection has scheduled a live webcast today to discuss its financial results for the first quarter of 2004. To access the webcast, please visit the Investor Relations section of www.boydsstuff.com.  The webcast will begin at 9:30 a.m. Eastern Time today.  A replay of the webcast will be available on the site through 8:00 p.m. on May 7, 2004.

— TABLES FOLLOW  —

THE BOYDS COLLECTION, LTD.

CONDENSED STATEMENT OF OPERATIONS AND EARNINGS PER SHARE DISCLOSURES

(in millions)

	Three Months Ended March 31,
	2004	2003

Net Sales
Wholesale	$24.2	$32.9
Retail	2.1	2.2
Total	26.3	35.1
Gross Profit	15.9	22.4
Selling, General & Administrative Expenses	9.9	8.3
Income from Operations	6.0	14.1
Other Income (Expense)	(0.1)	—
Interest Expense – Net	1.1	1.5
Income before Provision for Income Taxes	4.8	12.6
Provision for Income Taxes	2.0	4.6
Net Income	2.8	8.0

Net Income per Share	$0.05	$0.13
Weighted Average Shares Outstanding	59.0	59.1

Net Income per Share, assuming dilution	$0.05	$0.13
Weighted Average Shares Outstanding, assuming dilution	59.0	59.2

THE BOYDS COLLECTION, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2003 and March 31, 2004

	December 31, 2003	March 31, 2004
	(in thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,173	$4,235
Accounts receivable, net	8,174	11,198
Inventory - primarily finished goods, net	9,404	9,479
Inventory in transit	3,653	1,475
Other current assets	932	906
Income taxes receivable	1,964	3,502
Deferred income taxes	21,047	21,047
Total current assets	49,347	51,842

PROPERTY AND EQUIPMENT - NET	21,726	23,177

OTHER ASSETS:
Deferred debt issuance costs	961	881
Deferred tax asset	147,997	143,565
Other assets	2,923	2,895
Total other assets	151,881	147,341

TOTAL ASSETS	$222,954	$222,360

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,514	$2,522
Accrued expenses	5,452	4,602
Interest payable	626	1,398
Current portion of long-term debt	14,000	10,500
Total current liabilities	22,592	19,022

LONG-TERM DEBT	62,392	62,392

OTHER LIABILITIES	0	145

TOTAL STOCKHOLDERS’ EQUITY:	137,970	140,801

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$222,954	$222,360